Exhibit 5
April 22, 2011
Life Time Fitness, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Ladies and Gentlemen:
          In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of 2,500,000 shares of common stock, par value $.02 per share (the “Common Stock”), of Life Time Fitness, Inc., a Minnesota corporation (the “Company”), pursuant to the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the shares of Common Stock to be issued in accordance with the Plan (the “Shares”) and that, when issued and sold as contemplated in the Registration Statement and in accordance with the Plan, the Shares will be legally issued, fully paid and non-assessable under the current laws of the State of Minnesota.
          We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.
          We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ Amy C. Seidel
Amy C. Seidel